AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 3, 2011

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NBCUniversal Media, LLC

(Exact name of registrant as specified in its charter)

Delaware	14-1682529
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification No.)

30 Rockefeller Plaza New York, New York	10112
(Address of Principal Executive Offices)	(Zip Code)

NBCUniversal 2011 Deferred Compensation Plan

(Full title of the plan)

Richard Cotton, Esq.

30 Rockefeller Plaza

New York, New York 10112

(Name and address of agent for service)

(212) 666-4444

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Deferred Compensation Obligations	$100,000,000	100%	$100,000,000	$11,460

(1)	The deferred compensation obligations to which this Registration Statement relates (the “Deferred Compensation Obligations”) arise under the NBCUniversal 2011 Deferred Compensation Plan (the “Plan”) and relate to obligations to pay deferred compensation in the future pursuant to compensation deferral elections made by participants in the Plan in accordance with the terms of the Plan. The Deferred Compensation Obligations incurred by NBCUniversal Media, LLC (the “Registrant”) under the Plan will be unsecured general obligations of the Registrant.
(2)	Estimated pursuant to rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the NBCUniversal 2011 Deferred Compensation Plan (the “Deferred Compensation Plan”) as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”), but constitute, along with the documents incorporated by reference to this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

NBCUniversal Media, LLC (the “Registrant”) will furnish, without charge, to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference herein, other than exhibits to such documents (unless such documents are specifically incorporated by reference to the information that is incorporated) and any other documents required to be delivered to employees pursuant to Rule 428(b) of the Securities Act. Requests should be directed to: NBCUniversal Media, LLC, c/o Comcast Corporation, One Comcast Center, Philadelphia, Pennsylvania 19103-2838, (215) 286-1700.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Commission, are incorporated by reference into this Registration Statement:

(i)	Prospectus filed with the Commission on July 22, 2011 pursuant to Rule 424(b) under the Securities Act, relating to the registration statement on Form S-4, as amended (Registration No. 333-174175), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed; and

(ii)	The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2011 and September 30, 2011, filed with the Commission on August 3, 2011 and November 2, 2011, respectively.

The Registrant is not incorporating by reference any Current Reports on Form 8-K through which it furnished, rather than filed, information with the Commission.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4.	Description of Securities.

The following description of the Deferred Compensation Obligations of the Registrant under the Deferred Compensation Plan is qualified by reference to the Deferred Compensation Plan, which is included as an exhibit to this Registration Statement. Capitalized terms used in this Item 4 and not otherwise defined in this Registration Statement shall have the respective meanings attributed to such terms in the Deferred Compensation Plan.

The Deferred Compensation Obligations incurred by the Registrant under the Deferred Compensation Plan will be unsecured general obligations of the Registrant, and will rank equally with other unsecured and unsubordinated indebtedness of the Registrant. Because the Registrant has subsidiaries, the right of the Registrant, and hence the right of creditors of the Registrant (including Participants in the Deferred Compensation Plan), to participate in a distribution of the assets of a subsidiary upon its liquidation or reorganization or otherwise, necessarily is subject to the prior claims of creditors of such subsidiary, except to the extent that claims of the Registrant itself as a creditor may be recognized.

Under the Deferred Compensation Plan, the Registrant will provide Eligible Employees of the Registrant and each of the Registrant’s subsidiaries which is a participating company in the Deferred Compensation Plan with the opportunity to elect to defer compensation to be received from the Registrant or another Participating Company.

All amounts credited to Participant’s Accounts will be credited with income, gains and losses as if they were invested in investment funds that are made available for participant direction under the Deferred Compensation Plan. Under the Deferred Compensation Plan, each investment fund is a hypothetical investment fund pursuant to which income, gains and losses are credited to a Participant’s Account as if such Account, to the extent deemed invested in such investment fund, were invested in hypothetical shares of the mutual fund or other investment vehicle to which the investment fund is assigned or related.

Except as otherwise provided in the case of termination of the Deferred Compensation Plan, each Participant is permitted to specify by election the method of distribution of any amount credited to his or her Account from the distribution alternatives that are available under the Deferred Compensation Plan. A Participant may elect to receive distributions beginning on a specific date in the form of installments up to five years or a lump sum. A Participant may also elect to receive distributions after termination of employment in the form of installments up to 20 years or a lump sum. If a Participant terminates employment before in-service distributions commence, distributions of the in-service portion of the Account are paid in a lump sum following termination of employment. The undistributed balance of a Participant’s account is also payable as a lump sum following a Participant’s death or disability.

Notwithstanding the terms of an election, if, upon the written application of a Participant, the Compensation Committee of the Board of Directors of Comcast Corporation, which controls and owns 51% of the Registrant, or its delegate (the “Compensation Committee”), determines that such Participant has a financial emergency of such a substantial nature and beyond the individual’s control that payment of amounts previously deferred under the Deferred Compensation Plan is warranted, the Compensation Committee, in its sole discretion, may authorize the immediate distribution to the Participant of all or a portion of his or her Account.

Whether or not the Registrant is a Participant’s direct employer, all compensation deferred under the Deferred Compensation Plan will continue for all purposes to be a part of the general funds of the Registrant and, if the Registrant is insolvent and unable to pay the compensation deferred in accordance with the terms of the Deferred Compensation Plan, the Registrant, and the Participant’s Account will at all times represent the general obligation of the Registrant. Each Participant will be a general creditor of the Registrant with respect to all of the Deferred Compensation Obligations to the Participant under the Deferred Compensation Plan, and will not have a secured or preferred position with respect to his or her Account. Nothing contained in the Deferred Compensation Plan shall be deemed to create an escrow, trust, custodial account or fiduciary relationship of any kind or to eliminate any priority or preferred position of a Participant in a bankruptcy matter with respect to claims for wages. Under the terms of the Deferred Compensation Plan, the right of a Participant in or to an Account, benefit or payment under the Deferred Compensation Plan shall not be subject in any manner to attachment or other legal process for the debts of such Participant; and no such Account, benefit or payment shall be subject to anticipation, alienation, sale, transfer, attachment, execution, garnishment, assignment or encumbrance.

The Compensation Committee may amend or modify the Deferred Compensation Plan at any time without the consent of the Participants. The Compensation Committee also reserves the right at any time, or from time to time, to terminate the Deferred Compensation Plan.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 18-108 of the Limited Liability Company Act of Delaware empowers a limited liability company, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

Article V, Section 1 of the Registrant’s Limited Liability Company Agreement provides that the Registrant will indemnify any officer of the Registrant (including those who have ceased serving in any such capacity) to the fullest extent permitted by Delaware law against all liability and loss suffered and expenses reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an officer of the Registrant or, while an officer of the Registrant was serving at the request of the Registrant in any other capacity for any other entity. No indemnification pursuant to Article V, Section 1 may be made, however, in any case where the individual did not act in good faith or in a manner that such individual reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe such individual’s conduct was unlawful.

Article V, Section 2 provides that the right to indemnification includes the right to have the expenses incurred by the indemnified person in defending any Proceeding paid by the Registrant in advance of the final disposition to the fullest extent permitted by Delaware law. Article V, Section 2 further provides that prior to making any such payment, the indemnified person must undertake to repay all amounts advanced if it should be ultimately determined that the individual is not entitled to indemnification pursuant to Article V or otherwise. The rights to indemnification and to the advancement of expenses provided in or pursuant to Article V are not exclusive of any other rights that any person may have or acquire.

Article V, Section 6 provides that the Registrant may purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another entity against any liability asserted against him or her and incurred by him or her or on his or her behalf in any such capacity, or arising out of his or her status as such.

Furthermore, any repeal or amendment of the indemnification provisions of the Limited Liability Company Agreement adverse to any director or officer will apply only on a prospective basis.

In addition, Comcast Corporation maintains standard policies of insurance on behalf of the Registrant and NBCUniversal, LLC, the Registrant’s parent, under which coverage is provided to the Registrant’s officers and NBCUniversal, LLC’s officers and directors against loss arising from claims made by reason of a breach of duty or other wrongful act.

The Registrant also entered into two Registration Rights Agreements that provide for indemnification of directors and officers of the Registrant by certain purchasers of securities against certain liabilities.

Item 7.	Exemption from Registration Claimed.

None.

Item 8.	Exhibits.

The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

4.1	NBCUniversal 2011 Deferred Compensation Plan

5.1	Opinion of Pepper Hamilton LLP re: legality of deferred compensation obligations

5.2	Opinion of Pepper Hamilton LLP re: ERISA compliance

23.1	Consent of KPMG, LLP

23.2	Consent of Deloitte & Touche LLP

23.3	Consent of Pepper Hamilton (contained in Exhibits 5.1 and 5.2)

24.1	Power of Attorney (contained in the signature pages hereto)

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

A. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

1. To include any prospectus required by Section 10(a)(3) of the Securities Act;

2. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

3. To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (A)(1) and (A)(2) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

B. That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

C. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on November 2, 2011.

NBCUNIVERSAL MEDIA, LLC

By:	NBCUNIVERSAL, LLC
its sole member

By:	/s/ Arthur R. Block
Name:	Arthur R. Block
Title:	Senior Vice President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Michael J. Angelakis, Arthur R. Block, David L. Cohen, Stephen B. Burke, Brian L. Roberts and Lawrence J. Salva and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brian L. Roberts	Principal Executive Officer of NBCUniversal Media,	November 2, 2011
Brian L. Roberts	LLC and Director of NBCUniversal, LLC

/s/ Michael J. Angelakis	Principal Financial Officer of NBCUniversal Media,	November 2, 2011
Michael J. Angelakis	LLC and Director of NBCUniversal, LLC

/s/ Stephen B. Burke	Chief Executive Officer and President of NBCUniversal	November 2, 2011
Stephen B. Burke	Media, LLC and Director of NBCUniversal, LLC

/s/ Jeffrey R. Immelt	Director of NBCUniversal, LLC	November 2, 2011
Jeffrey R. Immelt

/s/ Keith S. Sherin	Director of NBCUniversal, LLC	November 2, 2011
Keith S. Sherin

/s/ Lawrence J. Salva	Principal Accounting Officer of NBCUniversal	November 2, 2011
Lawrence J. Salva	Media, LLC

EXHIBIT INDEX

Exhibit Number	Exhibit

4.1*	NBCUniversal 2011 Deferred Compensation Plan

5.1*	Opinion of Pepper Hamilton LLP re: legality of deferred compensation obligations

5.2*	Opinion of Pepper Hamilton LLP re: ERISA compliance

23.1*	Consent of KPMG, LLP

23.2*	Consent of Deloitte & Touche LLP

23.3*	Consent of Pepper Hamilton (contained in Exhibits 5.1 and 5.2)

24.1*	Power of Attorney (contained in the signature pages hereto)

*	Filed herewith.